Exhibit 99.1

UNIVERSAL ORLANDO RESORT RELEASES
FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2010

Company Announces Best Quarterly Results in Its History

ORLANDO, FLORIDA (Oct. 15, 2010) – Universal Orlando Resort today announced financial results for the third quarter of 2010.

Universal City Development Partners Ltd. (d/b/a Universal Orlando), which owns and operates Universal Studios Florida, Universal’s Islands of Adventure and Universal CityWalk, reported a 36 percent increase in attendance for the three months ending September 26, 2010, to 3.7 million from 2.7 million.  Revenue increased 62 percent, to $364 million from $225 million.  Operating income increased to $127 million from $61 million and net income increased to $97 million from $37 million.  Year-to-date attendance was up by 12 percent, to 7.9 million from 7.0 million.

Universal Orlando released these select financial results due to a scheduled release of financial information by General Electric; Universal Orlando will file a complete third-quarter report with the SEC in early November.

The results show the best quarterly performance in Universal Orlando’s history.

“We are seeing tremendous excitement for everything Universal Orlando Resort has to offer,” said Bill Davis, president of Universal Orlando.  “We’re happy for what The Wizarding World of Harry Potter has done for our business and for all of the Central Florida tourism community.”

About Universal Orlando Resort
There are many ways to enjoy your Orlando vacation – but there is only one Universal Orlando Resort. It is a completely separate destination featuring two theme parks, three magnificently themed on-site hotels and a nighttime entertainment complex. It’s the only Orlando destination where you are not just entertained – you are part of the most exhilarating entertainment ever created. You can soar above Hogwarts with Harry Potter, swing above the streets with Spider-Man, battle aliens alongside Agent J, help Shrek save Princess Fiona and create mischief with Bart Simpson. More information is available at www.universalorlando.com.

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Media Contacts:                                Universal Orlando Public Relations – (407) 363-8220
http://media.universalorlando.com